Exhibit 99.1

Union Bank & Trust Announces Leadership Change

Richmond, Va., May 3, 2018 - Union Bank & Trust (Union) today announced John G. Stallings has changed positions to become Senior Executive Vice President as he focuses on a health concern.

"I was diagnosed with cholangiocarcinoma, a relatively rare disease also known as bile duct cancer," said John Stallings. "As I continue to respond well to the excellent medical care from my Massey Cancer Center team, it is best that I now step back from my role as President of the Bank to strike a balance between my work duties and my health. In my new role at Union, I am excited to remain engaged and continue to contribute to the success of our clients and the bank. I believe that Union is the premier bank in our footprint and am proud to be a part of the first regional bank headquartered in Virginia in more than 20 years."

"John has made a meaningful contribution to Union and our priority, at this time, is to ensure he is in the best position to successfully address his medical needs. I am pleased he will be able to do so while continuing to help the bank as a key advisor to me and assisting our leadership team with business development and talent acquisition, said John C. Asbury, CEO of Union Bank & Trust. His positive, can-do attitude embodies the culture of Union."

Effective immediately, Asbury has been reappointed President of Union Bank & Trust and the bank will conduct a national search for a President. In his new role, Stallings will continue to report to Asbury and remain a part of the bank’s executive leadership team.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 150 branches, 39 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 216 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Union Bank & Trust also operates Shore Premier Finance, a specialty marine lender. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact:

Investors: Bill Cimino (804) 448-0937, VP and Director of Investor Relations

Media: Beth Shivak, (804) 327-5746, VP and Director of Corporate Communications